Exhibit 10.6













                        TECO ENERGY, INC.

                ANNUAL INCENTIVE COMPENSATION PLAN

                     REVISED JANUARY 20, 1999







































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                                                          Exhibit 10.6


                ANNUAL INCENTIVE COMPENSATION PLAN



BASIC PLAN CONCEPT

The Annual Incentive Compensation Plan provides a consistent framework for applying annual incentive pay to officers of TECO Energy and each of its operating units. Each participant is assigned a target award amount, expressed as a percentage of salary range midpoint, which will represent an appropriate incentive payment when performance is at the targeted level. Smaller awards (or none at all) may be earned when performance is below target, and larger awards may be earned when performance exceeds target.

While not anticipated to be a common occurrence, the Board may occasionally decide that the plan formula would unduly penalize or reward management. In such cases, award funds may be increased or decreased to better meet the plan's intent of relating rewards to management performance.

Performance for each participant will be measured, in part, against a combination of one or more quantifiable profit and operational goals. These goals will be set at the corporate and operating levels, and most participants will have a portion of their awards related to each. The remaining portion of each participant's performance that is not measured by the quantified goals mentioned above will be evaluated on a subjective basis considering overall contribution level and achievement of other individual goals. Each participant will have a "Business Challenge" goal, to reflect the participant's contribution to: (a) mitigating the impact of unexpected adverse business or regulatory developments on the business unit or (b) enhancing profitability or capacity for profit, through effective management initiatives beyond those included in the business plan.

ELIGIBILITY

Officers are recommended by the respective President of their organization for participation in the annual incentive plan each year. All recommended officers that are approved by the Chief Executive Officer of TECO Energy and the Compensation Committee of the TECO Energy Board will be eligible to participate.

TARGET AWARD LEVELS

Target award levels are established at a level that, when combined with each participant's base salary midpoint, will provide a fully competitive total cash compensation opportunity. The incentive portion of the total compensation opportunity reflects compensation "at risk" which is directly related to performance and results achieved. Generally, the portion of compensation "at risk" (i.e., the target award level) is influenced by the level of the participant's accountability for contributing to bottom-line results, the degree of


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                                                          Exhibit 10.6

influence the participant has over results and competitive practice.

ESTABLISHING PERFORMANCE GOALS AND WEIGHTINGS

For each plan year, profit, growth and/or operational effectiveness goals will be established for TECO Energy and each of its operating units. Financial goals may measure performance relative to other companies over periods of one-year or longer. The number of goals set for each unit and each operating unit should not normally exceed five or six so as not to dilute plan focus.

Once goals have been established that represent the target level of performance, threshold and maximum levels should also be established. Threshold performance represents the minimum acceptable performance that still warrants incentive recognition (paid at 50 percent of the target award level), and maximum performance represents the highest level likely to be attained (paid at 150 percent of the target award level for all goals, except the Business Challenge goal which can be paid at 200 percent). Regardless of the degree of achievement of each established goal, the payout to all participants will be reduced by one-half if TECO Energy's net earnings for that year are not at least 80 percent of that year's targeted net earnings.

Additionally, a further performance threshold equal to a percentage of its operating income target must be achieved by each operating unit for its participants to be eligible for an award. These threshold percentages for the respective operating units shall be set by the Compensation Committee of the TECO Energy Board. TECO Energy must achieve 85 percent of its net income target for its participants to be eligible.

A determination will be made for each participant regarding their portion of the award that will be based on corporate, operating unit or individual performance. Generally, the weightings among these three measurement groups will vary by organizational level.

AWARD DETERMINATION

At the end of each plan year, a four-step process will be followed in determining actual incentive awards.


Step 1:   The  actual  degree  of  achievement  for  each  goal at the corporate, operating unit and individual level is determined. Levels of achievement can range up to 200 percent for the Business Challenge goal and up to 150 percent for all other goals.


Step 2:   Corporate, operating unit and individual performance factors are determined by multiplying levels of goal achievement by the weightings assigned to each goal.


Step 3:   The  total  of  all performance factors is multiplied by the target award, producing the calculated award.



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                                                          Exhibit 10.6


Step 4:   The  calculated  award  may  be  adjusted  up or down by the
     Compensation Committee of the TECO Energy Board with respect to the senior officers and by the Chief Executive Officer of TECO Energy with respect to other officers based on the participant's total performance during the plan year. The actual award, as so adjusted, may not exceed 150 percent of the target award level.

PLAN ADMINISTRATION

The Compensation Committee of the TECO Energy Board, the Chief Executive Officer of TECO Energy and the respective Presidents shall perform the functions set forth in this plan. The Compensation Committee may elect to discharge its responsibility in the form of recommendations to the TECO Energy Board. The Vice President-Human Resources of TECO Energy is responsible for administering the plan.









































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                                                          Exhibit 10.6

OTHER CONSIDERATIONS

For any year in which a participant's employment is terminated or an officer first becomes eligible for participation in the plan, whether any incentive award shall be granted for that year and the amount of any such award shall be determined by the Compensation Committee of the TECO Energy Board with respect to senior officers and by the Chief Executive Officer of TECO Energy with respect to other officers.

Notwithstanding the foregoing, for any year in which a participant's employment terminates for any reason following a change in control of TECO Energy, as defined in the TECO Energy 1996 Equity Incentive Plan, such participant shall be entitled to receive an incentive award equal to (a) the number of days employed during that year divided by 365 multiplied by (b) the greater of (i) the participant's target award for the year in which the change in control occurred or (ii) the incentive award actually paid to the participant with respect to the year immediately preceding the year in which the termination of employment occurred.





































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